CELSIUS

October 6, 2015

Dear Toby:

I would like to confirm our offer to you for the position of Director of Business Development International, reporting to Mike Hopf. Listed below are the terms of your compensation package that we are pleased to offer. The effective date is October 15, 2015.

Base Salary: $75,000 annually, payable bi-weekly.

Bonus/Comm. Plan: At goal you are eligible for up to 20% of base salary, plus accelerators, in accordance with your then current incentive compensation plan, to be paid quarterly.

Benefits: Celsius Health/Welfare Program as currently in place for Celsius employees. Company currently contributes to the employee health insurance cost of our base plan. Dental and vision plans are voluntary. One year's life insurance is paid for by the company, as well as some long term disability insurance.

Vacation: Two weeks after 1 year of service. 3 weeks after 5 years of service

Reimbursements/allowances: The Company will provide a monthly cell phone allowance up to $120.00. The company will reimburse business mileage expense at the rate of $.575/mi. Relocation expense for the move to the Boca Raton area will be provided in accordance with estimates as approved, in addition to any rental payment overlap that might occur as a result of the move timing. Relocation is expected to be completed before January 1, 2016.

Sincerely,

Michael J. Hopf
Vice President International

Accepted by:

Toby David